Press Release
Exhibit 99.1
NANOPHASE PLACES 1,900,000 SHARES
Romeoville, IL, July 2, 2007 — Nanophase Technologies (Nasdaq: NANX), a technology leader in nanomaterials and advanced nanoengineered products, announced placement of 1,900,000 shares of common stock from the Company’s SEC Form S-3 filed on May 22, 2007, at a purchase price of $5.92 per share based on the ten-day volume-weighted average price of the common stock, discounted 4%, for the period ending June 28, 2007. The placement resulted in proceeds of approximately $10.6 million, net of offering expenses and a 5% placement agency fee. Global Crown Capital, LLC acted as the exclusive placement agent for the placement. “Global Crown Capital has facilitated the addition of a high quality institutional investor to the Company’s list of shareholders,” noted Jess Jankowski, Nanophase’s CFO.
In the near future, Nanophase plans to withdraw the remainder of the 2 million shares registered in the Form S-3, or 100,000 shares, and close the shelf registration. Nanophase plans to use the proceeds primarily to acquire and install equipment and expand the Company’s Romeoville facility to support anticipated increases in nanomaterial product demand, as well as for general corporate purposes.
“We believe that additional equipment and facilities are a natural result of increasing nanomaterial product demand and Company growth,” stated Joseph Cross, Nanophase’s President and CEO. “In 2000, as we developed a new business direction for Nanophase, we recognized that as nanomaterial market demand grew and applications matured, the preferred customer format for incorporation of nanomaterials into processes or products would be surface engineered, or coated, nanoparticles and/or dispersions of nanoparticles in water or solvents. We understood that we could not be successful simply providing customers with nanomaterials in powder form.”
“Based on this vision, we created a novel delivery platform, with both the manufacturing technologies and equipment, over the ensuing 3-4 years. This integrated platform, along with its patented and proprietary equipment and processes, has given Nanophase what we believe is a unique ability to deliver high-performing nanoengineered products that are tailored to provide specific applicational properties and are easy for the customer to incorporate into their own products. Nanophase’s integrated nanomaterials platform is driving our business model and market success. While we can accommodate volume growth in the near future, as we plan Company growth over the next 3-4 years, additional facilities and equipment appear to be vital to support anticipated future increased volume and products.”
“While details of the plan are still evolving, the entire staged plan is expected to require 18-24 months for full completion and necessary equipment to be production ready for potential customer demand and product delivery. We believe it is critical to anticipate demand by creating adequate capacity to handle additional manufacturing growth and also to respond to our customers’ needs for occasional burst manufacturing and inventory capability. As anticipated customer demand grows, Nanophase needs to be in the position to deliver.”
Following this placement, the Company has 20,980,495 million shares of stock outstanding.
Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 18 United States and 48 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.
This press release contains words such as “expects”, “shall”, “will” , “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s Form 10K filed March 14, 2007, and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.